SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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 SINCERITY APPLIED MATERIALS HOLDINGS CORP.

(Name of Registrant as Specified in Its Charter)

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Sincerity Applied Materials Holdings Corp.

Level 4, 10 Yarra Street

South Yarra, Australia VIC 3141

INFORMATION STATEMENT

August 16, 2018

Pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and Regulation 14C and

Schedule 14C

Thereunder

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

This notice and information statement (the “Information Statement”) is being mailed on or about August , 2018 to our stockholders of record as of August 15, 2018 pursuant to Section 14C of the Exchange Act of 1934, as amended, and applicable Nevada law to inform our stockholders that the holders of a majority of the voting rights of our outstanding shares of common stock, representing 50,413,334 of the available votes, executed a written consent effective August 15, 2018 (the “Consent”) effecting a reverse split by which the Company exchange one thousand shares of common stock issued and outstanding for one share of common stock (the “Reverse Split”).

The par value of our common stock will remain $0.001 per share and the number of shares of common stock authorized to be issued will remain at 290,000,000.

Our Board of Directors has approved resolutions granting it the authority to effect the Reverse Split and holders of a majority of the voting rights of our outstanding shares of the Company, representing 39,462,412 of the total votes available, have signed the Consent.

Section 78.320 of the Nevada Revised Statutes (NRS) provides that any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Therefore, pursuant to NRS § 78.320, your approval is not required and is not being sought.

As of August 15, 2018, we had 290,000,000 shares of Common Stock authorized, and 50,413,334 shares outstanding. Each share of Common Stock was entitled to one vote by written consent.

Please read this notice carefully. It describes, among other things, certain information concerning the Reverse Split. The Form of Amendment is attached to this Information Statement as Exhibit A.

Our principal executive office is located at Rialto Tower, 525 Collins Street Level 27, Melbourne, Victoria, Australia 3000.

This is Not a Notice of a Meeting of Stockholders and No Stockholders’ Meeting Will Be Held to Consider Any Matter Described Herein.

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Sincerity Applied Materials Holdings Corp.

525 Collins Street Level 27

Melbourne, Victoria, Australia 3000

Information Statement

Pursuant to Section 14 of the Securities Exchange Act of 1934

And Regulation 14C and Schedule 14C Thereunder

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the following action was taken pursuant to the Consent to authorize our Board of Directors to amend our Certificate of Incorporation to effect a reverse split of our common stock at a ratio of 1,000 to 1 (the “Reverse Split”). The par value of our common stock will remain $0.001 per share and the number of shares of common stock authorized to be issued will remain at 290,000,000.

Stockholders of record as of August 15, 2018, the date that the holders of a majority of the voting rights of our outstanding shares of common stock sufficient to approve the Reverse Split signed the Consent, are entitled to notice of the foregoing. We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

Section 78.320 of the Nevada Revised Statutes (NRS) provides that any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Therefore, pursuant to NRS § 78.320, your approval is not required and is not being sought.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

By order of the Board of Directors

/s/ Zhang Yiwen
Chief Executive Officer

August 16, 2018

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ACTION APPROVED

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO

EFFECT A REVERSE STOCK SPLIT

Our Board of Directors has adopted a resolution authorizing it to amend our Certificate of Incorporation to effect a reverse split (the “Reverse Split”) of our common stock at a ratio of one-for-one thousand. Stockholders holding a majority of the voting rights related to our outstanding shares of our common stock, representing 78.28% of the shares to be voted, have also approved the Reverse Split by written consent. The par value of our common stock will remain $0.001 per share and the number of shares of common stock authorized to be issued will remain at 290,000,000.

Our Board believes that the Reverse Split is in our best interests, principally because it may increase the bid price of our common stock and facilitate our ability to attract investment. The current bid price of our common stock on the OTC Pink Open Market (the “OTC Pink”) was $1.60 on August 1, 2018. Our Board believes that conducting the Reverse Split may increase our ability to attract investment, as our Board also believes that we need to seek additional financing to fund our business plan and that the Reverse Split is a necessary pre-requisite to conducting financings.

Our Board also believes that the current price of our common stock impairs an efficient market in our common stock. This is due to several factors that impact lower priced stocks, including (1) a reluctance among certain institutions and investors to invest in low priced securities, (2) internal restrictions imposed by many securities firms on the solicitation of orders for low priced stocks by stockbrokers, (3) the ineligibility of our common stock for margin loans due to its low share price, (4) a reluctance among analysts to write research reports on low priced stocks due to the preceding factors, and (5) high transaction costs relative to share price due to the prevailing rule that commissions charged on the purchase and sale of stock, as a percentage of share price, are higher on lower priced stocks.

There can be no assurance that if we effect the Reverse Split we will successfully complete a financing.

Our Board of Directors believes that the Reverse Split will have the effect of increasing the market price per share of our common stock and, while the Board believes that the Reverse Split will not immediately alleviate all the above factors, it does believe that such increase may, over time, alleviate some or all of the factors noted above and lead to a more efficient market in our common stock. In addition, an increase in the per share price of our common stock may also generate greater investor interest in our common stock, thereby possibly enhancing the marketability of our common stock to the financial community.

The immediate effect of the Reverse Split will be to reduce the number of issued and outstanding shares of our common stock from approximately 50,413,334 to approximately 50,414, based on a 1,000-for-1 ratio. Stockholders who would otherwise be entitled to a fractional share as a result of the Reverse Split will receive one whole share of our common stock in lieu of the fractional share.). The par value of our common stock will remain $0.001 per share and the number of shares of common stock authorized to be issued will remain at 290,000,000. The Reverse Split will not reduce or affect our authorized preferred shares.

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The following table sets forth the effects of the Reverse Split on our outstanding and authorized capital:

	Outstanding Common Stock		Outstanding “Blank Check” Preferred Stock(1)	Authorized Common Stock	Authorized “Blank Check” Preferred Stock	Authorized Capital Stock	Common Stock Authorized but Unissued and Available for Future Issuance
Current	50,413,334		0	290,000,000	10,000,000	300,000,000	239,586,666
1,000-for-1	50,414	(2)	0	290,000,000	10,000,000	300,000,000	289,949,586

(1)  We have 10,000,000 shares of “blank check” preferred stock authorized but do not have any shares currently outstanding.

(2) No fractional shares will be issued. Stockholders who would otherwise be entitled to a fractional share as a result of the Reverse Split will receive one whole share of our common stock in lieu of the fractional share.

In addition, (i) proportionate adjustments will be made to the per-share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders to purchase shares of our common stock, which will result in approximately the same aggregate price being required to be paid for such options and warrants upon exercise immediately as would have been required immediately preceding the Reverse Split, and (ii) the number of shares that may be issued upon the exercise of conversion rights by holders of securities convertible into our common stock will be reduced proportionately based on the Reverse Split ratio of one for one thousand.

The Reverse Split will affect all of the holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest or proportionate voting power, except for insignificant changes that will result from the rounding up of fractional shares as discussed below. Our outstanding options and warrants contain provisions that are intended to protect the holders against dilution of the holders’ percentage interest in our company and that also effect a reduction in the exercise price of the option in the event our shares are issued at less than the option exercise price.

The current number of holders of record of our common stock is approximately 128. Following the Reverse Split, the number of our stockholders of record will remain approximately 128, as any of our stockholders with less than one share will be rounded up in the exchange to one share.

Although the Reverse Split may increase the per share market price of our common stock, an increase in price can neither be assured nor calculated with certainty. The per share market price of our common stock may not rise in proportion to the reduction in the number of shares outstanding as a result of the Reverse Split and such per share market price may be less than the proportionate increase in the number of shares outstanding as a result of the Reverse Split. There can be no assurance that the Reverse Split will lead to a sustained increase in the per share market price of our common stock or that the factors discussed above that we believe impair an efficient market in our common stock will be alleviated.

Stockholders should also be aware that the Reverse Split may result in a decrease in the trading volume of the common stock due to the decrease in the number of outstanding shares. The per share market price of our common stock may also change as a result of other unrelated factors, including our business activities performance and other factors related to our business as well as general market conditions.

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No Fractional Shares

No fractional shares will be issued. Stockholders who would otherwise be entitled to a fractional share as a result of the Reverse Split will receive one whole share of our common stock in lieu of the fractional share. No stockholders will receive cash in lieu of fractional shares.

Authorized Shares

The Reverse Split would affect all issued and outstanding shares of our common stock and outstanding rights to acquire our common stock. Upon the effectiveness of the Reverse Split, the number of authorized shares of our common stock that are not issued or outstanding would increase due to the reduction in the number of shares of our common stock issued and outstanding. As of August 15, 2018, we had 290,000,000 shares of authorized common stock and 50,413,334 shares of common stock issued and outstanding. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. If we issue additional shares, the ownership interest of holders of our common stock will be diluted.

Procedure for Effecting the Reverse Split

we will promptly file a Certificate of Amendment with the Secretary of State of the State of Nevada to amend our existing Certificate of Incorporation. The Reverse Split will become effective on the date of filing the Certificate of Amendment, which is referred to as the “effective date.” Beginning on the effective date, each certificate representing pre-Reverse Split shares will be deemed for all corporate purposes to evidence ownership of post-Reverse Split shares. The text of the Certificate of Amendment is set forth in Exhibit A to this information statement. The Certificate of Amendment has received the unanimous approval of our Board of Directors and has also been approved by stockholders holding a majority of the voting rights of our outstanding shares of common. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Nevada and as the Board of Directors deems necessary and advisable to effect the Reverse Split.

The Reverse Split will take place on the effective date without any action on the part of the holders of our common stock and without regard to current certificates representing shares of our common stock being physically surrendered for certificates representing the number of shares of Common Stock each stockholder is entitled to receive as a result of the Reverse Split. New certificates for shares of our common stock will not be issued at this time. Stockholders who hold shares in certificated form should not do anything with their certificates at this time.

Effect on Registered and Beneficial Stockholders

Upon a Reverse Split, we intend to treat stockholders holding our common stock in “street name”, through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Potential Anti-Takeover Effect

The Reverse Split could adversely affect the ability of third parties to takeover or change the control of the our company by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board or contemplating a tender offer or other transaction for the combination of our company with another company. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the Reverse Split is not in response to any effort of which we are aware to accumulate shares of our common stock or obtain control of our company, nor is it part of a plan by management to recommend a series of similar amendments to the our Board and stockholders.

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Appraisal Rights

Under the Nevada Revised Statutes, our shareholders are not entitled to dissenters’ or appraisal rights with respect to the proposed Amendments and changes to our Articles and we will not independently provide our stockholders with any such rights.

Accounting Matters

The Reverse Split will not affect the par value of our common stock. As a result, as of the effective time of the Reverse Split, the stated capital attributable to our common stock on our balance sheet will be reduced proportionately based on the Reverse Split ratio selected by the Board of Directors, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of our common stock will be restated because there will be fewer shares of our common stock outstanding.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the Reverse Split, does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-Reverse Split shares were, and the post-Reverse Split shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the Reverse Split. As used herein, the term United States holder means a stockholder that is, for federal income tax purposes: a citizen or resident of the United States; a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States, any State of the United States or the District of Columbia; an estate the income of which is subject to federal income tax regardless of its source; or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-Reverse Split shares for post-Reverse Split shares pursuant to the Reverse Split. The aggregate tax basis of the post-Reverse Split shares received in the Reverse Split will be the same as the stockholder’s aggregate tax basis in the pre-Reverse Split shares exchanged therefor. The stockholder’s holding period for the post-Reverse Split shares will include the period during which the stockholder held the pre-Reverse Split shares surrendered in the Reverse Split.

Our view regarding the tax consequences of the Reverse Split is not binding on the Internal Revenue Service or the courts.

ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO ALL OF THE POTENTIAL TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE SPLIT.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 15, 2018, information with respect to each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known to us to be the beneficial owner of more than five percent of our common stock as well as the number of shares of common stock beneficially owned by all of our Directors, each of our executive officers and all our Directors and executive officers as a group. The percentages have been calculated on the basis of treating as outstanding for a particular holder, all shares of our common stock outstanding on said date and all shares issuable to such holder in the event of exercise of outstanding options owned by such holder at said date. As of August 15, 2018, we had 50,413,334 shares of common stock outstanding.

	Shares Beneficially Owned
	Number	Percentage

Executive Officers and Directors:

Zhang Yiwen(1)	39,462,412	78.28%
Simon Rees	0	0%
Chris Lim	0	0%
Eter Huang	0	0%

All directors and executive officers as a group (6 persons)	39,462,412	78.28%

5% Owners
CKR Law LLP	3,840,565	7.62%

(1) Represents 39,462,412 shares owned by the Zhang Family Trust, a trust in which Zhang Yiwen and his wife are the beneficial owners.

WHERE YOU CAN FIND MORE INFORMATION

Additional information about us is contained in our periodic and current reports filed with the U.S. Securities and Exchange Commission (the “Commission”). These reports, their accompanying exhibits and other documents filed with the Commission, may be inspected without charge at the Public Reference Section of the Commission at 100 F Street, NE, Washington, DC 20549. Copies of such material may also be obtained from the Commission at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding public companies that file reports with the Commission. Copies of these reports may be obtained from the Commission’s EDGAR archives at http://www.sec.gov/index.htm.

By Order of the Board of Directors:

/s/ Zhang Yiwen
Chief Executive Officer

August 16, 2018

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EXHIBIT A

PROPOSED AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION OF SINCERITY APPLIED MATERIALS HOLDINGS CORP.

Sincerity Applied Materials Holdings Corp., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is Sincerity Applied Materials Holdings Corp.

2. Article 5.2 of the Articles of Incorporation of the Corporation, as amended to date, is hereby amended by adding the following to Article 5.2 immediately after the first paragraph of Article 5.2:

“Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Articles of Incorporation pursuant to the Nevada Corporation Law, each one thousand (1,000) shares of the common stock, $0.001 par value per share (the “Old Common Stock”) issued immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s common stock, $0.001 par value per share (the “New Common Stock”), without any action by the holder thereof (the “Reverse Stock Split”). Any shareholder who owns one or fewer shares will be rounded-up to one whole share. No fractional shares will be issued. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock, represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.”

3. This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 78.320 of the Nevada Revised Statutes (NRS).

4. This Certificate of Amendment shall become effective at ____________ ___.m. Pacific Time on ___________, _________.

IN WITNESS WHEREOF, the Corporation has caused its duly authorized officer to execute this Certificate of Amendment on this _____ day of _________, _________.

Sincerity Applied Materials Holdings Corp.

By:
Name:	Zhang Yiwen
Title:	Chief Executive Officer

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